EXHIBIT 99.1
For Immediate Release

Contact:	Rheo A. Brouillard, President and CEO
(860) 456-6540

SI FINANCIAL GROUP, INC. ADOPTS
PLAN OF CONVERSION AND REORGANIZATION

Willimantic, CT, September 9, 2010 – SI Financial Group, Inc. (the “Company”) (Nasdaq: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), announced today that the Boards of Directors of the Company, SI Bancorp, MHC (the “MHC”), the Company’s mutual holding company parent, and the Bank have adopted a Plan of Conversion and Reorganization (the “Plan”) providing for the MHC’s conversion from mutual to stock form and the concurrent sale to the public of the MHC’s approximate 61.9% ownership interest in the Company in a transaction commonly referred to as a “second step” conversion.  As a result of the second step conversion, the Bank will reorganize as a wholly-owned subsidiary of a new stock holding company organized under Maryland law, also named SI Financial Group, Inc., and the MHC and the Company will merge out of existence.

In 2004, the Bank reorganized into the two-tier mutual holding company structure and offered a minority of the Company’s outstanding shares of common stock to the public.

In the second step conversion, new SI Financial Group will offer and sell shares of its common stock in an amount representing the MHC’s approximate 61.9% ownership interest in the Company.  The amount sold will be based on an independent appraisal of new SI Financial Group and the results of the offering.  New SI Financial Group will offer the shares for sale to the Bank’s eligible account holders and tax-qualified employee stock ownership plan in a subscription offering.  If any shares remain unsold after the expiration of the subscription offering, the unsold shares will be offered for sale to the public in a community offering and, if necessary, in a broker-assisted community offering.  The highest offering priority will be depositors of the Bank with qualifying deposits as of the close of business on June 30, 2009.

Stockholders of the Company (other than the MHC), who collectively own approximately 38.1% of the Company’s outstanding common shares, will receive shares of new SI Financial Group common stock based on an “exchange ratio” designed to preserve their aggregate percentage ownership interest  in new SI Financial Group.  The exchange ratio will also be determined based on an independent appraisal of new SI Financial Group and the results of the offering.

The Plan also provides for the Bank’s contribution of up to $500,000 in cash to SI Financial Group Foundation, the charitable foundation established in 2004 in connection with the Company’s minority offering.

The second step conversion will be subject to approval of the Bank’s depositors, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and regulatory agencies.

The reorganization and offering will have no impact on the normal business operations of the Bank and will not affect the terms or conditions of any deposit or loan accounts held by customers.  Deposit accounts will continue to be insured by the Federal Deposit Insurance Company to the full extent allowed by the law.

Information, including the details of the offering and business and financial information about the Company and the Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the fourth quarter of 2010.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.